Exhibit 99.1

CONTACT:	Glen Ponczak – Investors	RELEASE: October 25, 2006
(414) 524-2375
Monica Levy – Media
(414) 524-2695
JOHNSON CONTROLS REPORTS RECORD FOURTH-QUARTER 2006 EPS
     MILWAUKEE, WISCONSIN, October 25, 2006 ... Johnson Controls, Inc. (JCI) today reported that its fourth-quarter 2006 diluted earnings per share from continuing operations increased 24% to $1.86, compared with $1.50 for the fourth quarter of 2005.
     “We are pleased to report record sales and earnings for the quarter and the 2006 fiscal year. The steps we have taken during the past year have transformed Johnson Controls into a diversified industrial growth company,” said John M. Barth, Chairman and Chief Executive Officer. “In 2006, we managed through market challenges while strengthening our leadership positions. Our employees have done an outstanding job serving the needs of our customers, and I thank them.”
     Company sales for the 2006 fourth quarter totaled $8.2 billion, up 18% from $6.9 billion in 2005. Operating income was $505 million, up 16% from last year’s $436 million. Income from continuing operations was $368 million versus $292 million, an increase of 26%.
     Building efficiency sales were up 108%, and operating income increased 118% in the quarter, primarily due to the December 2005 acquisition of York International. Sales totaled $3.1 billion compared with $1.5 billion in the prior year. On a pro-forma basis, North America achieved double-digit growth in commercial systems and services, and residential products. Sales in other world regions and in facility management also increased. Operating income increased to $253 million from $116 million due primarily to the higher volume, expanded margins and realization of cost synergies. The backlog of uncompleted contracts was $3.7 billion, 17% higher than the prior year (pro-forma, including York).
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Johnson Controls, Inc.

     Power solutions sales increased 14%, to $981 million from $863 million last year. The increase reflects higher unit shipments in all geographic regions as well as higher unit prices resulting from the pass-through of increased lead costs. Operating income for the quarter was $140 million, up 23% from $114 million as a result of the higher volume and increased quality and productivity.
     Interior experience sales were $4.0 billion, 11% below last year’s $4.5 billion due primarily to lower North American vehicle production volume. North America sales were 19% lower reflecting the overall market and unfavorable light truck exposure. European interiors sales were down 3% in the quarter, in-line with overall production levels. Operating income declined 46% to $112 million from $206 million. Higher margins in Europe resulting from improvements in operational efficiencies were more than offset by the effects of lower volumes in North America and Japan.
Full-year results
     For the 2006 fiscal year, Johnson Controls sales totaled $32.2 billion compared to $27.5 billion for 2005, an increase of 17%. Income from continuing operations increased 36% to $1.0 billion from $757 million due to higher operating income, a lower 2006 tax rate and non-recurring tax benefits. Diluted earnings per share from continuing operations in 2006 were $5.25 versus $3.90.
     At September 30, 2006, the company’s total debt to total capitalization was approximately 39%, down from 42% at June 30, 2006.
2007 Outlook
     On October 9, 2006, the company issued guidance on its expected financial performance in 2007. Johnson Controls anticipates a sales increase of approximately 6%, to $34 billion. Earnings from continuing operations are estimated to increase 14%, to about $6.00 per diluted share. For the first quarter of 2007, the company expects earnings from continuing operations of $0.80 — $0.85 cents per diluted share.
     “We will continue to increase our competitive advantage globally by leveraging the technology, people and resources of Johnson Controls to better serve our customers. In addition, our financial strength will enable us to take advantage of multiple growth opportunities throughout the company. We expect that 2007 will be our 61st consecutive year of sales increases and 17th straight year of earnings increases,” Mr. Barth said.
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Johnson Controls, Inc.

     Johnson Controls is a global leader in interior experience, building efficiency and power solutions. The company provides innovative automotive interiors that help make driving more comfortable, safe and enjoyable. For buildings, it offers products and services that optimize energy use and improve comfort and security. Johnson Controls also provides batteries for automobiles and hybrid electric vehicles, along with systems engineering and service expertise. Johnson Controls (NYSE: JCI), founded in 1885, is headquartered in Milwaukee, Wisconsin. For additional information, visit http://www.johnsoncontrols.com.
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     Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this document pertaining to its financial results for fiscal year 2007 that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements, including information concerning possible or assumed future risks. For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the ability to mitigate the impact of higher raw material and energy costs, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, labor interruptions, the ability to realize acquisition related integration benefits, and the ability to execute on restructuring actions according to anticipated timelines and costs, as well as those factors discussed in the company’s Form 8-K filing (dated October 6, 2006) and the risk factors as filed with the SEC January 9, 2006, could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.
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JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended September 30,
	2006	2005
Net sales	$8,150	$6,900
Cost of sales	6,913	5,951

Gross profit	1,237	949

Selling, general and administrative expenses	732	513
Restructuring costs	—	—

Operating income	505	436

Interest expense — net	(69)	(31)
Equity income	40	13
Miscellaneous — net	2	(3)

Income from continuing operations before income taxes and minority interests	478	415

Provision for income taxes	100	110
Minority interests in net earnings of subsidiaries	10	13

Income from continuing operations	368	292

Loss from discontinued operations, net of income taxes	(1)	(9)

Cumulative effect of a change in accounting principle, net of income taxes	(7)	—

Net income	$360	$283

Diluted earnings per share from continuing operations	$1.86	$1.50

Diluted earnings per share, before cumulative effect of a change in accounting principle	$1.86	$1.45

Diluted earnings per share	$1.82	$1.45

Diluted weighted average shares outstanding	197	195

Shares outstanding at period end	196	193

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Year Ended September 30,
	2006	2005
Net sales	$32,235	$27,479
Cost of sales	27,815	23,997

Gross profit	4,420	3,482

Selling, general and administrative expenses	2,941	2,206
Restructuring costs	197	210

Operating income	1,282	1,066

Interest expense — net	(248)	(108)
Equity income	112	72
Miscellaneous — net	(8)	(27)

Income from continuing operations before income taxes and minority interests	1,138	1,003

Provision for income taxes	63	205
Minority interests in net earnings of subsidiaries	42	41

Income from continuing operations	1,033	757

Income and gain on sale from discontinued operations, net of income taxes	2	152

Cumulative effect of a change in accounting principle, net of income taxes	(7)	—

Net income	$1,028	$909

Diluted earnings per share from continuing operations	$5.25	$3.90

Diluted earnings per share, before cumulative effect of a change in accounting principle	$5.26	$4.68

Diluted earnings per share	$5.23	$4.68

Diluted weighted average shares outstanding	197	194

Shares outstanding at period end	196	193

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	September 30,	September 30,
	2006	2005
ASSETS
Cash and cash equivalents	$293	$171
Accounts receivable — net	5,697	4,987
Inventories	1,731	983
Other current assets	1,570	998

Current assets	9,291	7,139

Property, plant and equipment — net	3,972	3,581
Goodwill — net	5,903	3,733
Other intangible assets — net	799	289
Investments in partially-owned affiliates	463	445
Other noncurrent assets	1,549	957

Total assets	$21,977	$16,144

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$577	$765
Accounts payable and accrued expenses	5,687	4,686
Other current liabilities	2,129	1,390

Current liabilities	8,393	6,841

Long-term debt	4,166	1,577
Minority interests in equity of subsidiaries	129	196
Other noncurrent liabilities	1,909	1,472
Shareholders’ equity	7,380	6,058

Total liabilities and shareholders’ equity	$21,977	$16,144

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months
	Ended September 30,
	2006	2005
Operating Activities
Net income	$360	$283

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	181	167
Equity in earnings of partially-owned affiliates, net of dividends received	(6)	(5)
Minority interests in net earnings of subsidiaries	10	13
Loss on sale of discontinued operations	—	9
Deferred income taxes	(156)	(12)
Pension contributions in excess of expense	—	(138)
Other — net	23	2
Changes in working capital, excluding acquisitions and divestitures of businesses:
Receivables	162	(402)
Inventories	83	—
Accounts payable and accrued liabilities	(188)	304
Change in other assets and liabilities	(102)	(46)

Cash provided by operating activities	367	175

Investing Activities
Capital expenditures	(300)	(277)
Sale of property, plant and equipment	77	28
Acquisition of businesses, net of cash acquired	(32)	(222)
Business divestitures	—	(8)
Other — net	144	14

Cash used in investing activities	(111)	(465)

Financing Activities
Increase (decrease) in short and long-term debt — net	(282)	109
Payment of cash dividends	(55)	(48)
Other — net	(6)	15

Cash provided by (used in) financing activities	(343)	76

Decrease in cash and cash equivalents	$(87)	$(214)

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Year Ended September 30,
	2006	2005
Operating Activities
Net income	$1,028	$909

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	705	639
Equity in earnings of partially-owned affiliates, net of dividends received	(15)	(47)
Minority interests in net earnings of subsidiaries	42	41
Gain on sale of discontinued operations	—	(136)
Deferred income taxes	(499)	(25)
Pension contributions in excess of expense	—	(138)
Non-cash restructuring	51	46
Other — net	61	26
Changes in working capital, excluding acquisitions and divestitures of businesses:
Receivables	236	(771)
Inventories	(77)	(64)
Accounts payable and accrued liabilities	(134)	409
Change in other assets and liabilities	31	(12)

Cash provided by operating activities	1,429	877

Investing Activities
Capital expenditures	(738)	(664)
Sale of property, plant and equipment	90	39
Acquisition of businesses, net of cash acquired	(2,629)	(328)
Business divestitures	—	679
Other — net	189	(64)

Cash used in investing activities	(3,088)	(338)

Financing Activities
Increase (decrease) in short and long-term debt — net	1,849	(334)
Payment of cash dividends	(218)	(192)
Other — net	150	59

Cash provided by (used in) financing activities	1,781	(467)

Increase in cash and cash equivalents	$122	$72

FOOTNOTES
1. Business Unit Summary

	Three Months Ended			Year Ended
	September 30,			September 30,
(in millions)	(unaudited)			(unaudited)
	2006	2005	%	2006	2005	%
Net Sales
Building efficiency	$3,124	$1,502	108%	$10,245	$5,718	79%
Interior experience	4,045	4,535	-11%	18,274	18,833	-3%
Power solutions	981	863	14%	3,716	2,928	27%

	$8,150	$6,900		$32,235	$27,479

Operating Income
Building efficiency	$253	$116	118%	$536	$295	82%
Interior experience	112	206	-46%	500	632	-21%
Power solutions	140	114	23%	443	349	27%

	$505	$436		$1,479	$1,276

Restructuring costs	—	—		(197)	(210)

	$505	$436		$1,282	$1,066

Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, air conditioning and refrigeration products and services for the residential and non-residential building markets.
Interior experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions — Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
2. Acquisitions
On December 9, 2005, the Company completed its acquisition of York International Corporation (York). The Company paid $56.50 for each outstanding share of common stock. The total cost of the acquisition, excluding cash acquired, was approximately $3.1 billion, including approximately $563 million of debt.
3. Discontinued Operations
In December 2005, the Company acquired York’s Bristol Compressor business as part of its acquisition of York and has engaged a firm to actively market the business. The Bristol Compressors business included Scroll Technologies, Inc., an unconsolidated joint venture that was divested in September 2006. The Company continues to explore strategic alternatives for the remainder of the Bristol Compressor business.
In March 2005, the Company completed the sale of its Johnson Controls World Services Inc. subsidiary, which had been included in the Company’s former building efficiency segment, to IAP Worldwide Services Inc. for approximately $260 million.
In February 2005, the Company completed the sale of its engine electronics business to Valeo for approximately 316 million euro. This non-core business was a part of the Sagem SA automotive electronics business that was acquired in fiscal 2002 and was included in the interior experience - Europe segment.
The Bristol Compressor business, the Johnson Controls World Services Inc. subsidiary and the engine electronics business are reported as discontinued operations in the condensed consolidated financial statements in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
4. Restructuring Costs
As part of its continuing efforts to reduce costs and improve the efficiency of its global operations, the Company announced a restructuring plan in the third quarter of fiscal year 2006 and recorded a $197 million restructuring charge.
The restructuring charge relates to cost reduction initiatives mainly in its interior experience and building efficiency businesses and includes workforce reductions and plant consolidations. The Company expects to substantially complete the initiatives by the end of the third quarter of fiscal year 2007. The interior experience business related restructuring is focused on improving the profitability associated with the manufacturing and supply of instrument panels, headliners and other interior components in North America and increasing the efficiency of seating component operations in Europe. The charges associated with the building efficiency business mostly relate to Europe where the Company has launched a systems redesign initiative.

5. Income Taxes
In the third quarter of fiscal year 2006, the Company completed an analysis of its German operations and based on cumulative income over a 36 month period, an assessment of expected future profitability in Germany and finalization of the 2006 restructuring plan, determined that it was more likely than not that the tax benefits of certain operating loss and tax credit carryforwards in Germany would be utilized in the future. As such, the Company reversed $131 million attributable to these operating loss and tax credit carryforwards in the third quarter as a credit to income tax expense. In addition, the Company recorded a $10 million tax benefit from a favorable tax audit conclusion in a foreign jurisdiction and recognized a $19 million discrete period tax benefit related to third quarter 2006 restructuring costs using a blended statutory tax rate of 30.6%.
In the second quarter of fiscal year 2006, the Company reversed a valuation allowance of $32 million attributable to Mexican operating losses and tax credit carryforwards based on an assessment of expected future profitability and also recorded $31 million of tax expense related to the American Jobs Creation Act of 2004.
The table below shows a reconciliation from the Company’s effective income tax rate of 21.0% to the provision for income taxes, as reported, for fiscal year 2006 (amounts in millions):

	Year Ended September 30,
	Amount	Tax Rate
	(unaudited)
Federal, state and foreign income tax expense	$239	21.0%

Restructuring charge	(19)
Valuation allowance releases	(163)
Uncertain tax positions	(10)
Foreign dividend repatriation	31
Change in tax status of foreign subsidiary	(11)
Disposition of a joint venture	(4)

Provision for income taxes, as reported	$63	5.5%

6. New Accounting Standards
In March 2005, the Financial Accounting Standards Board (FASB) issued Interpretation No. 47 (FIN 47), “Accounting for Conditional Asset Retirement Obligations — an Interpretation of FASB Statement No. 143.” Under FIN 47, companies must accrue for costs related to legal obligations associated with the retirement, disposal, removal or abandonment of tangible long-lived assets when the timing and/or method of settlement of the obligation is conditional on a future event and if the liability’s fair value can be reasonably estimated.
Effective September 30, 2006, the Company adopted FIN 47 and recorded a non-cash, after-tax charge of $7 million, which is reported in the fiscal year 2006 condensed consolidated statement of income as a cumulative effect of a change in accounting principle. The charge primarily relates to legal obligations at owned properties in the power solutions business.